Exhibit 3.1.1

ARTICLES OF AMENDMENT

OF

CNL MACQUARIE GLOBAL GROWTH TRUST, INC.

CNL Macquarie Global Growth Trust, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter, the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: Section 2.1 of Article 2 of the Articles of Amendment and Restatement of the Company is hereby amended so that as amended, Section 2.1 of Article 2 shall be and read as follows:

“SECTION 2.1. Number. The total number of Directors shall be not less than three (3) and not more than eleven (11), subject to the Bylaws and to any express rights of any holders of any series of Preferred Shares to elect additional Directors under specified circumstances. Such number may be increased or decreased from time to time by resolution of the Directors then in office or by an affirmative vote of the holders of a majority of the Equity Shares outstanding and entitled to vote. A majority of the Board of Directors will be Independent Directors, except for a period of ninety (90) days after the death, removal or resignation of an Independent Director. Independent Directors shall nominate replacements for vacancies in the Independent Director positions. No reduction in the number of Directors shall cause the removal of any Director from office prior to the expiration of his or her term. Any vacancy created by an increase in the number of Directors will be filled, at any regular meeting or at any special meeting of the Directors called for that purpose, by a majority of the entire Board of Directors. Any other vacancy will be filled at any regular meeting or at any special meeting of the Directors called for that purpose, by a majority of the remaining Directors, whether or not sufficient to constitute a quorum. For the purposes of voting for Directors, at any annual meeting or at any special meeting of the Stockholders called for that purpose, each Equity Share of stock may be voted for as many individuals as there are Directors to be elected and for whose election the Equity Share is entitled to be voted, or as may otherwise be required by the MGCL or other applicable law as in effect from time to time.”

SECOND: Section 2.5 of Article 2 of the Articles of Amendment and Restatement of the Company is hereby amended so that as amended, Section 2.5 of Article 2 shall be and read as follows:

“SECTION 2.5. Approval by Independent Directors. A majority of the Independent Directors must approve all matters which are specified in sections II.A, II.C, II.F, II.G, IV.A, IV.B, IV.C, IV.D, IV.E, IV.F, IV.G, V.E, V.H, V.J, VI.A, VI.B.4 and VI.G. of the NASAA REIT Guidelines.”

THIRD: Subsection (i) of Section 8.8 of Article 8 of the Articles of Amendment and Restatement of the Company is hereby amended so that as amended, Subsection (i) of Section 8.8 of Article 8 shall be and read as follows:

“SECTION 8.8. Suitability of Stockholders.

(i) Income and Net Worth Standards. According to the NASAA REIT Guidelines, Stockholders shall have (a) a minimum annual gross income of $70,000 and a minimum net worth (not including home, home furnishings and automobiles) of $70,000, or (b) a minimum net worth (not including home, home furnishings and automobiles) of $250,000. Suitability standards may vary from state to state. In the case of sales to fiduciary accounts, these minimum standards shall be met by the beneficiary, the fiduciary, account, or, by the donor or grantor, who directly or indirectly supplies the funds to purchase the Common Shares if the donor or grantor is the fiduciary.”

FOURTH: The amendment to the charter of the Company as set forth herein has been duly advised and approved by the board of directors and approved by the stockholders of the Company in accordance with Section 2-604 of the Maryland General Corporation Law.

FIFTH: The undersigned, President of the Company, hereby acknowledges, in the name and on behalf of the Company, that the foregoing Articles of Amendment is a corporate act of said Company and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

IN WITNESS WHEREOF, CNL Macquarie Global Growth Trust, Inc. has caused these Articles of Amendment to be signed on its behalf by its President and attested to by its Secretary on November 25, 2009.

ATTEST:	CNL MACQUARIE GLOBAL GROWTH TRUST, INC.

/s/ Steven D. Shackelford	By:	/s/ Curtis B. McWilliams
Steven D. Shackelford, Secretary		Curtis B. McWilliams, President